Exhibit 4.2
REDAPTIVE, INC.
FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Fourth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of November 12, 2021 by and among Redaptive, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor.”
RECITALS
WHEREAS, the Company and certain of the Investors (the “Prior Parties”) are parties to that certain Third Amended and Restated Investors’ Rights Agreement dated as of May 21, 2021 (as amended, the “Prior Agreement”);
WHEREAS, the Company and Keyframe (defined below) (together with its Affiliates, “Keyframe”) are entering into (x) that certain Convertible Note Purchase Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Note Purchase Agreement”) on or about the date hereof and (y) each of the applicable Notes identified on Schedule I thereto (the “Specified Notes”), and in connection with the Note Purchase Agreement, the parties desire to amend the Prior Agreement as set forth below;
WHEREAS, pursuant to Section 7.6 of the Prior Agreement, the Prior Agreement may be amended with a written instrument referencing the Prior Agreement and signed by the Company and the holders of at least seventy percent (70%) of the Registrable Securities then outstanding (such percentage as applied to the Registrable Securities (as defined in the Prior Agreement) then outstanding) (collectively, the “Requisite Parties”), subject to further conditions set forth therein; and
WHEREAS, the signatories to this Agreement constitute the Requisite Parties.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, upon the execution of the Agreement by the Company and the Requisite Parties, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Investors hereby agree to be bound by the provisions hereof and the parties hereto agree as follows:
1.DEFINITIONS. For purposes of this Agreement:
“Affiliate” means, with respect to any specified Person, such Persons’ principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal, including, without limitation, any general partner, managing member or partner, officer or director of such Person or such Person’s principal or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

“Automatic Shelf Registration Statement” shall have the meaning given to that term in SEC Rule 405.
“Budget” shall have the meaning given to that term in Section 2.1.1.
“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.
“CarVal” means CVI AV Master Fund I LP, CVI AA Master Fund I LP, CVI CVF IV Master Fund I LP, CVI CVF V Pooling Fund I LP and CVI CEF Master Fund I LP, together with their Affiliates.
“Certificate” means the Company’s Fourth Amended and Restated Certificate of Incorporation (as may be amended from time to time).
“Charitable Gifting Event” means any transfer by an Investor or any subsequent transfer by such Investor’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any underwritten offering.
“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Code, as in effect from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means shares of the Company’s common stock.
“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
“Direct Listing” means the initial listing of the Common Stock (or other equity securities of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors (the “Board”) by means of an effective registration statement filed by the Company with the SEC, without a related underwritten offering of such Common Stock (or other equity securities).
“Demand Notice” means notice sent by the Company to the Holders specifying that a demand registration has been requested as provided in Section 3.1.1 and Section 3.1.2.
“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including outstanding options and warrants.

“Deemed Liquidation Event” has the meaning set forth for such term in the Certificate that contains such a definition, whether or not the holders of outstanding shares of Preferred Stock elect otherwise by written notice sent to the Company as provided in such definition.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.
“Fully Exercising Investor” shall have the meaning set forth in Section 4.2.
“GAAP” means generally accepted accounting principles in the United States.
“Holder” means any holder of Registrable Securities who is a party to this Agreement.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
“Initiating Holders” means, collectively, Holders who properly initiate a registration request or a Shelf Offering request under this Agreement.
“Investor Notice” shall have the meaning set forth in Section 4.2.
“Investor Warrant Shares” means shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock that may be issued pursuant to that certain Letter Agreement dated on or about March 29, 2018.
“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
“Keyframe” means the Keyframe Fund IV, L.P., Canary SC Fund, L.P., Cyrus 1740 Fund, L.P., Cyrus Select Opportunities Master Fund II, L.P., PC Investors III LLC and Peterson Capital Investors LLC, together with their Affiliates.
“Lead Investor” means CBRE, Inc., or its Affiliate.

“Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 633,714 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (ii) Keyframe, for so long as Keyframe holds any Specified Note Shares; provided, however, that Keyframe shall be considered a Major Investor for purposes of Sections 4 and 5.3 of this Agreement only to the extent Keyframe holds Specified Note Converted Shares, (iii) CarVal, for so long as CarVal holds any Specified Note Shares; provided, however, that CarVal shall be considered a Major Investor for purposes of Sections 4 and 5.3 of this Agreement only to the extent CarVal holds Specified Note Converted Shares; and (iv) Major Tom Private Capital LLC, together with its Affiliates (“Beemok”), for so long as Beemok holds any Specified Note Shares; provided, however, that Beemok shall be considered a Major Investor for purposes of Sections 4 and 5.3 of this Agreement only to the extent Beemok holds Specified Note Converted Shares.
“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, Derivative Securities and any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for (in each case, directly or indirectly) such equity securities; provided however, that “New Securities” shall exclude: (a) Exempted Securities (as defined in the Certificate); (b) shares of Common Stock issued in the IPO; and (c) any equity securities, if the Company receives written notice either prospectively or retrospectively from the Super Majority Preferred agreeing that such equity securities shall not be treated as “New Securities.”
“Offer Notice” shall have the meaning set forth in Section 4.1.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock and the Series B Preferred Stock.
“Pro Rata Amount” means, for each Major Investor, that portion of the New Securities identified in an Offer Notice which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Common Stock, Preferred Stock and any other Derivative Securities then held, by such Major Investor (other than Specified Note Convertible Shares) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities but excluding any Specified Note Convertible Shares).
“Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of shares of the Preferred Stock held by the Investors; (b) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of the Specified Notes or upon exercise of any other securities of the Company acquired by the Investors (other than the Investor Warrant Shares) including the Specified Note Shares; including, for the avoidance of doubt, the Specified Note Convertible Shares; and (c) any Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referenced in clauses (a) and (b) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 7.1, and excluding for purposes of Section 3 any shares for which registration rights have terminated pursuant to Section 6.2 of this Agreement. Notwithstanding the foregoing, the Company shall in no event be obligated to register any Preferred Stock of the Company, and Holders of Registrable

Securities will not be required to convert their Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3.12.2 hereof.
“SEC” means the Securities and Exchange Commission.
“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.6.
“Selling Holder Counsel” means one counsel for the selling Holders.
“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock.
“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock.
“Shelf Offering” shall have the meaning set forth in Section 3.1.2.
“Shelf Registration” shall have the meaning set forth in Section 3.1.2.
“SPAC Transaction” means a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly-traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors.
“Specified Note Converted Shares” means shares of Common Stock actually issued upon conversion of the Specified Notes.
“Specified Note Convertible Shares” means shares of Common Stock issuable, but not yet issued, upon conversion of the Specified Notes.
“Specified Note Shares” means the Specified Note Converted Shares and the Specified Note Convertible Shares.

“Standoff Period” means the period commencing on (i) the date of the final prospectus relating to the IPO or Direct Listing or (ii) the closing of the SPAC Transaction and ending on the date specified by the Company and the managing underwriter (for an IPO), the Company (for a Direct Listing) or the Company and the SPAC (for a SPAC Transaction) (such period not to exceed one hundred eighty (180) days; provided, however, that at the reasonable request of the Company or underwriter, such period may be extended for up to an additional eighteen (18) days to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto)).
“Stock Sale” means a sale by the Company’s stockholders, in one transaction or series of related transactions, of equity securities that represent, immediately prior to such transaction or transactions, a majority by voting power of the equity securities of the Company pursuant to an agreement approved by the Board and entered into by the Company.
“Super Majority Preferred” means the Investors holding at least seventy percent (70%) of the then-outstanding shares of Common Stock issued or issuable upon conversion of Preferred Stock.
“Voting Agreement” means that certain Third Amended and Restated Voting Agreement dated of even date herewith by and among the Company, the Investors and the other stockholders of the Company party thereto.
2.INFORMATION AND OBSERVER RIGHTS.
2.1Delivery of Financial Statements.
2.1.1Information to be Delivered. The Company shall deliver the following to each Major Investor:
(a)As soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year and (iii) and a statement of stockholders’ equity as of the end of such fiscal year, all prepared in accordance with GAAP (except that if such financial statements are unaudited they may (A) be subject to normal year end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP), and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the budget approved by the Board (the “Budget”) for such year, and (iii) a statement of stockholders’ equity as of the end of such year. As and when determined by the Board, all such financial statements shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company.
(b)As soon as practicable, but in any event within fortyfive (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), together with a comparison between the actual amounts as of and for such quarter and the amounts as included in the Budget for such quarter.

(c)Upon request, as soon as practicable after the end of each quarter, an up-to-date capitalization table of the Company in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company.
(d)Consolidation. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to Section 2.1.1 shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
2.1.2Suspension or Termination. Notwithstanding anything else in this Section 2.1 to the contrary but subject to Section 6.1, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable efforts to cause such registration statement to become effective.
2.2Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, and on such Major Investor’s written request, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably and in good faith considers to be confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company), a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
2.3Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Section 2 unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, employees, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, but only if such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, rule or regulation if the Investor promptly notifies the Company of such disclosure (if permitted by law) and takes reasonable steps to minimize the extent of any such required disclosure.
2.4CarVal Observer Rights. For so long as CarVal own not less than twenty-five percent (25%) of the Specified Note Shares originally issued to it pursuant to the Note Purchase Agreement, the Company shall invite one individual designated by CarVal to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the Board in connection with such meetings; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines in good faith that such withholding of information and/or exclusion is necessary (a) to preserve the attorney-client privilege between the Company and its counsel, (b) to protect highly confidential proprietary information or trade secrets of the Company, or (c) to consider and discuss matters as to which the Investors have a potential conflict of interest.
2.5Keyframe Observer Rights. For so long as Keyframe owns not less than twenty-five percent (25%) of the Specified Note Shares originally issued to it pursuant to the Note Purchase Agreement, the Company shall invite one individual designated by Keyframe to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the Board in connection with such meetings; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines in good faith that such withholding of information and/or exclusion is necessary (a) to preserve the attorney-client privilege between the Company and its counsel, (b) to protect highly confidential proprietary information or trade secrets of the Company, or (c) to consider and discuss matters as to which the Investors have a potential conflict of interest.

3.REGISTRATION RIGHTS.
3.1Demand Registration.
3.1.1Form S-1 Demand. If at any time after the earlier of (a) five (5) years after the date of this Agreement or (b) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from (i) with respect to clause (a), Holders of a majority of the Registrable Securities then outstanding, or (ii) with respect to clause (b), Holders of 20% or more of the Registrable Securities then outstanding, that the Company, file a Form S-1 registration statement with respect to any Registrable Securities then outstanding (and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $25,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) use commercially reasonable efforts to as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.
3.1.2Form S-3 Demand and Shelf Registration.
(a)Form S-3. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from any Holder of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (a) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use commercially reasonable efforts to as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating

Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.
(b)Shelf Registration.
(i)If at any time when it is eligible to use a Form S-3 registration statement and register securities pursuant to Rule 415 of the Securities Act (a “Shelf Registration”), the Company receives a request from any Holders that the Company file with the SEC a shelf registration statement pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall use commercially reasonable efforts to effect such Shelf Registration by filing a Form S-3, as soon as practicable, and effect the registration of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, or any other Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company.
(ii)For so long as a Shelf Registration Statement remains effective, the Investors will have the right at any time or from time to time, subject to the restrictions set forth in this Agreement, to elect to sell Registrable Securities pursuant to such Shelf Registration (including an underwritten offering). If an Investor desires to sell Registrable Securities pursuant to an underwritten offering, then the Investor may deliver to the Company a written notice (a “Shelf Offering Notice”) specifying the number of Registrable Securities that the Investor desires to sell pursuant to such underwritten offering (the “Shelf Offering”). As promptly as practicable, but in no event later than five (5) Business Days after receipt of a Shelf Offering Notice, the Company will give written notice of such Shelf Offering Notice to all other Investors that are permitted to sell in such Shelf Offering, which such notice shall request that each such Investor specify, within ten (10) Business Days after the Company’s receipt of the Shelf Offering Notice, the maximum number of Registrable Securities such Investor desires to sell in such Shelf Offering. The Company, subject to Section 3.3.2, will include in such Shelf Offering all Shelf Registrable Securities with respect to which the Company has received timely written requests for inclusion. The Company will, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Offering Notice), but subject to Section 3.3.2, use its commercially reasonable efforts to consummate such Shelf Offering.
(iii)If an Investor desires to engage in an underwritten block trade or bought deal pursuant to a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) (each, an “Underwritten Block Trade”), then notwithstanding the time periods set forth in Section 3.1.2(b)(ii), the Investor may notify the Company of the Underwritten Block Trade not less than two (2) Business Days prior to the day such offering is first anticipated to commence. The Company will promptly notify other Investors of such Underwritten Block Trade and such notified Investors (each, a “Potential Participant”) may elect whether or not to participate no later than the next Business Day (i.e. one (1) Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by the initiating Holder), and the Company will as expeditiously as possible use its commercially reasonable efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) Business Days after the date it commences). Any Potential Participant’s request to participate in an Underwritten Block Trade shall be binding on the Potential Participant.

(iv)All determinations as to whether to complete any Shelf Offering and as to the timing, manner, price and other terms of any Shelf Offering contemplated by this Section 3.1.2(b) shall be determined by Investors representing a majority of the Registrable Securities being offered in such Shelf Offering, and the Company shall use its commercially reasonable efforts to cause any Shelf Offering to occur in accordance with such determinations as promptly as practicable.
(v)At the reasonable request of the Investors representing a majority of the Registrable Securities being offered in a Shelf Offering, and with the consent of the Company, not to be unreasonably withheld, the Company will use commercially reasonable efforts to file any prospectus supplement or any post-effective amendments and otherwise take any action reasonably necessary to include therein all disclosure and language reasonably deemed necessary or advisable by such Investors related to the Investors or the Registrable Securities being offered in the Shelf Offering and to effect such Shelf Offering.
(vi)Notwithstanding anything to the contrary in this Agreement, a Holder of Registrable Securities shall have the right to require the Company to exclude all or any portion of such Holder’s Registrable Securities from any Registration Statement, by written notice to the Company upon such Holder’s reasonable belief that (i) inclusion of such Registrable Securities in the Registration Statement could subject such Holder to underwriter liability, or (ii) the SEC or the Staff will impose restrictions and terms on the disposition of such Registrable Securities that are materially inconsistent with the plan of distribution proposed by the Initiating Holders.
3.1.3Delay. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that (i) the Company may not invoke this right more than once in any twelve (12) month period and (ii) the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.
3.1.4Limitations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.1: (a) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (b) after the Company has effected two (2) registrations pursuant to Section 3.1.1; or (c) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.1.2. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.2: (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred and eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 3.1.2 within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 3.1.4 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one registration on Form S-1 or S-3, as applicable, pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.1.4.
3.1.5Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of (i) the issuance or threatened issuance by the SEC of any stop order; (ii) any request by the SEC for any amendment or supplement to such registration statement or any prospectus relating thereto or for additional information; (iii) the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such registration statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) in the case of a resale registration on Form S-3 pursuant to Section 3.1.2 hereof or upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, then, in each such case and upon notice by the Company thereof, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder receives a supplemented or amended prospectus, or until such holder of Registrable Securities is advised in writing by the Company that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable. The Company shall provide such holders of Registrable Securities and/or the managing underwriter, if any, with any such supplemented or amended prospectuses or additional or supplemental filings, as the case may be. Notwithstanding anything to the contrary in this Agreement, the Company shall not exercise its rights under this Section 3.1.5 to suspend sales of Registrable Securities for a period in excess of sixty (60) days consecutively or ninety (90) days in any three hundred sixty five (365) -day period unless the suspension is required by law (including the rules and regulations of the SEC) in the opinion of counsel to the Company.
3.2Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.

3.3Underwriting Requirements.
3.3.1Inclusion. If, pursuant to Section 3.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, provided, that, in the case of an Underwritten Block Trade, the underwriter(s) shall be chosen by Investors representing a majority of the Registrable Securities being offered in such Shelf Offering, in each case subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 3.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
3.3.2Underwriter Cutback. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (b) the number of Registrable Securities included in the offering be reduced below 25% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded entirely if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 3.3.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.
3.3.3Registration Not Effected. For purposes of Section 3.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 3.3.1, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
3.4Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)prepare and file with the SEC such amendments and supplements to such registration statement, the prospectus and, if required, any Free Writing Prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)use its reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;
(j)after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus or Free-Writing Prospectus;
(k)use its commercially reasonable efforts to obtain for the underwriters one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;
(l)use its commercially reasonable efforts to obtain for the underwriters on the date such securities are delivered to the underwriters for sale pursuant to such registration a legal opinion of the Company’s outside counsel with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;
(m)to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405) at the time any request for registration is submitted to the Company in accordance with Section 3.1 or will become one by the time of the filing of such registration statement, if so requested, file an Automatic Shelf Registration Statement to effect such registration;
(n)if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 3.1.2 the Company determines that it is not a well-known seasoned issuer and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use commercially reasonable efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;
(o)if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and
(p)if requested by any Investor, cooperate with such Investor and with the managing underwriter or agent, if any, on reasonable notice to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the underwritten offering if it so elects.
3.5Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
3.6Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 3, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one Selling Holder Counsel shall be borne and paid by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2, as the case may be; and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 3 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
3.7Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
3.8Indemnification. If any Registrable Securities are included in a registration statement under this Section 3:
3.8.1Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.8.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
3.8.2Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 3.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 3.8.2 and 3.8.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
3.8.3Procedures. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, solely to the extent that such failure prejudices the indemnifying party’s ability to defend such action.
3.8.4Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:
(i)    in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and
(ii)    in no event shall a Holder’s liability pursuant to this Section 3.8.4, when combined with the amounts paid or payable by such Holder pursuant to Section 3.8.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
3.8.5Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
3.8.6Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.
3.9Reports under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S3, the Company shall:
(a)make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S3 (at any time after the Company so qualifies to use such form).
3.10Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration if such agreement (a) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities that selling Holders could be entitled to include in such registration under Sections 3.2 and 3.3.2 hereof or (b) would allow such holder or prospective holder to initiate a demand for registration of any of its securities at a time earlier than the Holders of Registrable Securities can demand registration under Section 3 hereof.
3.11“Market Standoff” Agreement. Each Holder hereby agrees that, during the Standoff Period, such Holder will not, without the prior written consent of the Company or the managing underwriter (in connection with an IPO), the Company (in connection with a Direct Listing) or the SPAC (in connection with a SPAC Transaction),
(a)lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (or, in the case of a SPAC Transaction, any shares of the common stock or other share capital of the SPAC or any securities convertible into or exercisable or exchangeable (directly or indirectly) for such common stock or other share capital), held immediately before the effective date of the registration statement for such offering; or
(b)enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.
The foregoing provisions of this Section 3.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are similarly bound. For purposes of this Section 3.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section

3.11 and to impose stop transfer instructions with respect to such shares until the end of such period. The underwriters in connection with a registration are intended thirdparty beneficiaries of this Section 3.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
3.12Restrictions on Transfer.
3.12.1Agreement Binding. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock (or Common Stock issued upon conversion thereof) and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
3.12.2Legends. Each certificate or instrument representing (a) the Preferred Stock (or any Common Stock issued upon conversion thereof), (b) the Registrable Securities, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.12.3) be stamped or otherwise imprinted with legends substantially in the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 3.12.
3.12.3Procedure. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 3. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (a) a written opinion of either (i) legal counsel who shall be reasonably acceptable to the Company or (ii) in-house legal counsel to the extent applicable, whose legal opinion shall be reasonably acceptable to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 3.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.12.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
4.RIGHTS TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to sell any New Securities, the Company shall offer to sell a portion of New Securities to each Major Investor as described in this Section 4. A Major Investor shall be entitled to apportion the right of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate. The right of first refusal in this Section 4 shall not be applicable with respect to any Major Investor or Affiliate of such Major Investor, if at the time of such subsequent securities issuance, the Major Investor or its Affiliate is (i) not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act or (ii) a “covered person” under Rule 506(d)(i) under the Securities Act in respect of the Company, and is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.
4.1Company Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give written notice (the “Offer Notice”) to each Major Investor, stating (a) its bona fide intention to sell such New Securities, (b) the number of such New Securities to be sold and (c) the price and terms, if any, upon which it proposes to sell such New Securities.
4.2Investor Right. By written notice (the “Investor Notice”) to the Company within ten (10) Business Days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Major Investor’s Pro Rata Amount. In addition, each Major Investor that elects to purchase or acquire all of its Pro Rata Amount (each, a “Fully Exercising Investor”) may, in the Investor Notice, elect to purchase or acquire, in addition to its Pro Rata Amount, a portion of the New Securities, if any, for which other Major Investors were entitled to subscribe but that are not subscribed for by such Major Investors. The amount of such overallotment that each Fully Exercising Investor shall be entitled to purchase is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor (other than Specified Note Convertible Shares) bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors (other than Specified Note Convertible Shares) who wish to purchase such unsubscribed shares. A Major Investor’s election may be conditioned on the consummation of the transaction described in the Offer Notice. The closing of any sale pursuant to this Section 4.2 shall occur on the earlier of ninety (90) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.3.
4.3Sale of Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.2, the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.2, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.
4.4Alternate Procedure. Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of Sections 4.1 and 4.2, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities, and the identities of the Persons to whom the New Securities were sold. Each Major Investor shall have twenty (20) days after the date the Company’s notice is given to elect, by giving notice to the Company, to purchase up to the number of New Securities that such Major Investor would otherwise have the right to purchase pursuant to Section 4.2 above had the Company complied with the provisions of Sections 4.1 and 4.2 in connection with the issuance of such New Securities under the terms and conditions set forth in the Company’s notice pursuant to this Section 4.4 (in order to maintain such Major Investor’s percentage-ownership position, unless otherwise waived under Section 7.6 below, calculated as set forth in Section 4.2 before giving effect to the issuance of the New Securities). Any Major Investors electing to purchase such New Securities shall also have rights of oversubscription to purchase New Securities that were purchasable by other Major Investors pursuant to the foregoing sentence but were not so purchased, and such rights of oversubscription shall be apportioned in a manner consistent with the apportionment among Fully Exercising Investors described in Section 4.2. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

5.ADDITIONAL COVENANTS.
5.1Insurance. The Company shall use commercially reasonable efforts to cause its insurance policies, including without limitation its Directors and Officers liability insurance, to be maintained until such time as the Board determines that such insurance should be discontinued.
5.2Employee Agreements. The Company will cause each person now or hereafter employed or engaged by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets, or performing services that consist of the development of technology, to enter into a customary nondisclosure and proprietary rights assignment agreement or an employment or consulting agreement containing substantially similar terms.

5.3Employee Matters.
5.3.1Unless otherwise approved by the Board (including the Series B Investor Designee (as defined in the Voting Agreement), if any), each employee of the Company (an “Employee”) or consultant of the Company or any of its subsidiaries who purchases, receives options to purchase, or receives awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for  vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service (or the date of grant in the case of a grant to an existing Employee or consultant), and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months. In addition, unless otherwise approved by the Board, the Company shall retain a “right of first refusal” in favor of the Company on transfers by Employees, which shall be assigned to the Major Investors pro rata (including rights of oversubscription) if the Company elects not to exercise such right, until the IPO and shall have the right to repurchase unvested shares at cost upon termination of employment or service of a holder of restricted stock.
5.3.2Unless otherwise determined by the Board, each Employee of the Company or its subsidiaries shall be employed on an at-will basis, such that the Company shall have no obligation or liability in the event of termination of such Employee by the Company or its subsidiary.
5.3.3The Company shall require all Employees and consultants of the Company to execute and deliver a Proprietary Information and Inventions Agreement substantially or Consulting Agreement, respectively, each in a form reasonably acceptable to the Lead Investor.
5.4 “Market Stand-off”. The Company shall cause all existing and future holders of securities of the Company (including any Employees or consultants of the Company or its subsidiaries) to execute agreements providing for a “market stand-off” substantially similar to that set forth in Section 3.11 hereof.
5.5Foreign Corrupt Practices Act. The Company will promptly implement after the date hereof and maintain, and will cause each of its subsidiaries and affiliates to so implement and maintain, systems of internal controls, as reasonably acceptable to the Board, (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption law.
5.6Right to Conduct Activities. The Company hereby agrees and acknowledges that the Investors conduct investment and acquisition related activities in the ordinary course of their business, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company further acknowledges that the Investors may learn information from the Company that may be used or useful in such investment and acquisition activities. The Company hereby agrees that the Investors shall not be liable to the Company for any claim arising out of, or based upon, (i) the acquisition of, or investment in, any entity competitive with the Company, (ii) actions taken by any partner, officer, employee or other representative of the Investors to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company, or (iii) an Excluded Opportunity (as defined in the Certificate); provided, however, that the foregoing shall not relieve the Investors from liability associated with the unauthorized disclosure in violation of Section 2.3 above of the Company’s confidential information obtained pursuant to this Agreement.
5.7Matters Requiring Investor Approval After a Special Preferred Conversion. The Company hereby covenants and agrees with each of the Investors that, from and after a Special Preferred Conversion (as defined in the Certificate), it shall not, without approval of the Super Majority Preferred:
(a)increase or decrease the authorized number of shares of Common Stock; or
(b)authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences set forth in the Certificate, as then in effect, that are senior to the Common Stock; or
(c)redeem or repurchase any shares of Common Stock or Preferred Stock, if any, other than (i) pursuant to an agreement with an employee, consultant, advisor, director or other service provider to the Company or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Company the right to repurchase shares at the original cost thereof upon the termination of services, (ii) an exercise of a right of first refusal in favor of the Company pursuant to an agreement with any Service Provider, which exercise has been approved by the Board (including each of the then sitting Investor Designees (as defined in the Voting Agreement)) (the “Super Majority Board”) or (iii) as approved by the Super Majority Board; or
(d)declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock, if any, or Common Stock, other than (i) a dividend on the Common Stock payable in shares of Common Stock, (ii) pursuant to an agreement with Service Providers giving the Company the right to repurchase shares at the original cost thereof upon the termination of services, (iii) an exercise of a right of first refusal in favor of the Company pursuant to an agreement with any Service Provider, which exercise has been approved by the Super Majority Board or (iv) as approved by the Super Majority Board; or
(e)either (i) issue any debt security, or permit any wholly owned subsidiary to issue any debt security if the aggregate indebtedness of the Company and its wholly owned subsidiaries for borrowed money (other than intercompany indebtedness) following such issuance would exceed $50,000,000 or (ii) modify or amend the terms of any indebtedness so long as the maximum indebtedness specified in this clause (c) has been exceeded; provided, however, with respect to the incurrence of indebtedness pursuant to debt facilities in connection with or support of the financing of projects being developed or deployed by the Company or any of its subsidiaries (each, a “Project Facility”), the consent of the holders of at least the Super Majority Preferred shall not be required (A) if such Project Facility does not involve guarantees, liens, encumbrances or other obligations of the Company, so long as such Project Facility is approved by the Board, (B) if such Project Facility involves guarantees, liens, encumbrances or other obligations of the Company, so long as such Project Facility is approved by the Super Majority Board or (C) if such Project Facility is entered (1) in the ordinary course of the Company’s business as determined by the Board (including at least one of the then sitting Investor Designees) at such time, or (2) with respect to customer specific or customer-site specific draws on a Project Facility; or
(f)liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger, consolidation or any Deemed Liquidation Event (as defined in the Certificate), or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 5.7; or

(g)increase or decrease the authorized number of directors constituting the Board; or
(h)exclusively license any technology or intellectual property rights of the Company or any of its subsidiaries that constitutes the effective disposition of a material portion of the technology or intellectual property of the Company and its subsidiaries, taken as a whole; or
(i)enter into, effect, commit to, or consummate any equity investments or capital commitments (whether or not such investment or commitment is by a subsidiary of the Company or any other entity) in excess of $50,000,000 on a cumulative basis (or such greater cumulative amount approved by the Super Majority Board, unless approved by the Super Majority Board); or
(j)enter into or be a party to any transaction, agreement or other arrangement with any director, officer or security holder of the Company or any “affiliate” or “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person unless such transaction, agreement or arrangement is approved by the Board (including at least one of the then sitting Investor Designees); or
(k)change the compensation or incentives (cash, equity or otherwise) of any of the Company’s management, officers or directors unless approved by (i) the Super Majority Board or (ii) approved by the Compensation Committee of the Board, a majority of the non-employee directors of the Board; or
(l)increase the number of shares of Common Stock authorized for issuance under the Company’s 2015 Equity Incentive Plan to more than 8,293,550 shares (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations of shares or other similar recapitalization) or the creation of any new equity incentive plan, unless approved by the Super Majority Board; or
(m)allow any subsidiary to take any action that, if taken by the Company, would require approval pursuant to Sections 5.7(a) through (l) above, provided, for clarity, the foregoing is not intended to prohibit a subsidiary from taking actions in furtherance of a Project Facility entered into in the ordinary course of the Company’s business as determined by the Board (including at least one of the then sitting Investor Designees) at such time.

6.TERMINATION.
6.1Generally. The covenants set forth in Section 2.1, Section 2.2, Section 2.5, Section 4, and Section 5 shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of the IPO, Direct Listing or SPAC Transaction; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (c) upon a Deemed Liquidation Event.
6.2Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 or Section 3.2 shall terminate upon the earliest to occur of: (a) when all of such Holder’s Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor; (b) upon a Deemed Liquidation Event or a Stock Sale; or (c) the fifth (5th) anniversary of the IPO.

7.GENERAL PROVISIONS.
7.1Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired or former partner, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (c) after such transfer, holds at least five percent (5%) of the shares of Registrable Securities (or if the transferring Holder owns less than five percent (5%) of the Registrable Securities, then all Registrable Securities held by the transferring Holder); or (d) is a venture capital fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred provided, however, if such transfer is made pursuant to Section 7.1(c) above, such notice is furnished prior to said transfer or assignment; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
7.2Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
7.3Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
7.4Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5Notices. All notices, requests, and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to 340 Brannan St, Ste 400, San Francisco, CA 94107, marked “Attention: Chief Executive Officer”; and a copy (which shall not constitute notice) shall also be sent to Wilson Sonsini Goodrich & Rosati, P.C., One Market Plaza, Spear Tower, Suite 3300, San Francisco, CA 94105, Attention: Robert G. O’Connor. If no facsimile number is listed on Schedule A for a party (or above in the case of the Company), notices and communications given or made by facsimile shall not be deemed effectively given to such party.
7.6Amendments and Waivers. This Agreement may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by the Company and the holders of at least seventy percent (70%) of the Registrable Securities then outstanding; provided that (i) the Company may in its sole discretion waive compliance with Section 3.12; (ii) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and (iii) no provision hereof may be waived or amended in any manner that would materially and adversely affect the rights of any Investor in a materially different manner than the other Investors without the prior written consent of such Investor; provided, further, that in the event of a waiver of the rights of Major Investors under the provisions of Section 4 with respect to a financing transaction, to the extent that any Major Investor electing to waive such rights on behalf of all Major Investors nonetheless purchases New Securities being issued in such financing transaction after such waiver has been obtained (any such Investor, a “Waiving Investor”), then each Major Investor shall be permitted to purchase up to the same percentage (not to exceed 100%) of its pro rata share of New Securities issued in such financing transaction as the percentage of the pro rata share of the New Securities so purchased by the Waiving Investor purchasing the largest portion of such Waiving Investor’s pro rata share in such financing transaction). Notwithstanding the foregoing, the consent of holders of the majority of the Specified Note Shares, which shall include Keyframe for so long as Keyframe continues to hold Specified Note Shares, and shall include CarVal so long as CarVal continues to hold Specified Note Shares, shall be required for any amendment, termination, or waiver to Section 2.4 or 2.5 or the definitions of “Major Investor” and “Registrable Securities,” each as applicable to holders of the Specified Note Shares. Any amendment, termination, or waiver effected in accordance with this Section 7.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
7.7Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
7.8Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional Specified Notes after the date hereof pursuant to the Note Purchase Agreement, any purchaser of such Specified Notes may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional

Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
7.9Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
7.10Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes in its entirety the Prior Agreement, which shall have no further force and effect, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled and replaced with this Agreement.
7.11Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
7.12Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7.13Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
7.14Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

REDAPTIVE, INC.

By:	/s/ Arvin Vohra
Name: Arvin Vohra
Title: Chief Executive Officer
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CBRE, INC.

By:	/s/ Emma Giamartino
Name: Emma Giamartino
Title: Executive Vice President, Corporate Development
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ENERGY VENTURES, INC.

By:	/s/ Dennis Odell
Name: Dennis Odell
Title: Vice President
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

LINSE CAPITAL RED LLC

By:	/s/ Michael Linse
Name: Michael Linse
Title: Managing Director
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:
ENGIE NEW VENTURES SAS

By:	/s/ Aurélie Mouret
Name: Aurélie Mouret
Title: Chairman of the Board
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CANARY SC FUND, L.P.

By:	Cyrus Capital Partners, L.P., its Investment Manager.

By:	/s/ David A. Milich

Name: David A. Milich
Title: Chief Operating Officer & President
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

KEYFRAME FUND IV, L.P.

By:	Keyframe Capital Partners, L.P., its Investment Manager

By:	/s/ John Rapaport
Name: John Rapaport
Title: Managing Partner
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CYRUS 1740 FUND, L.P.

By:	Cyrus Capital Partners, L.P., its Investment Manager.

By:	/s/ David A. Milich
Name: David A. Milich
Title: Chief Operating Officer & President
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CYRUS SELECT OPPORTUNITIES MASTER FUND II, L.P.

By:	Cyrus Capital Partners, L.P., its Investment Manager.

By:	/s/ David A. Milich
Name: David A. Milich
Title: Chief Operating Officer & President
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

PC INVESTORS III LLC

By:	Cyrus Capital Partners, L.P., its Investment Manager.

By:	/s/ David A. Milich
Name: David A. Milich
Title: Chief Operating Officer & President
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

PETERSON CAPITAL INVESTORS LLC

By:	Cyrus Capital Partners, L.P., its Investment Manager.

By:	/s/ David A. Milich
Name: David A. Milich
Title: Chief Operating Officer & President
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CVI CEF Master Fund I LP

By:	CarVal CEF GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Jeremiah Keefe
Jeremiah Keefe, Manager
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CVI CVF V Pooling Fund I LP

By:	CarVal CVF V GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Jeremiah Keefe
Jeremiah Keefe, Manager
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CarVal Contingent Credit Fund LP

By:	CarVal CCF GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Jeremiah Keefe
Jeremiah Keefe, Manager
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CVI AA Master Fund I LP

By:	CarVal AA GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Jeremiah Keefe
Jeremiah Keefe, Manager
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CVI AV Master Fund I LP

By:	CarVal AV GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Jeremiah Keefe
Jeremiah Keefe, Manager
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CVI CVF IV Master Fund I LP

By:	CarVal CVF IV GP LP, its General Partner

By:	CVI General Partner, LLC, its General Partner

By:	/s/ Jeremiah Keefe
Jeremiah Keefe, Manager

Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Major Tom Private Capital LLC

By:	/s/ Isaac Gruber
Isaac Gruber, General Counsel
Signature Page to Redaptive, Inc.
Fourth Amended and Restated Investors’ Rights Agreement

SCHEDULE A
List of Investors
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